UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2013

AMERICAN INTERNATIONAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8787	13-2592361
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

180 Maiden Lane

New York, New York 10038

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 770-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On March 21, 2013, the Compensation and Management Resources Committee (the Committee) of the Board of Directors of American International Group, Inc. (AIG) adopted the 2013 AIG Long-Term Incentive Plan (the 2013 LTIP), the AIG Clawback Policy (the Clawback Policy) and the 2013 AIG Short-Term Incentive Plan (the 2013 STIP).

The 2013 LTIP, which will be administered by the Committee, is intended to provide selected officers and employees of AIG with incentives to contribute to the long-term performance of AIG in a manner that appropriately balances risk and rewards. The 2013 LTIP provides for grants of performance share units that are earned based on achievement against one or more performance metrics established by the Committee in respect of a three-year performance period, with the first performance period running from January 1, 2013 through December 31, 2015. Earned performance share units will range from 0 to 150 percent of a participant’s target award based on performance results for the applicable performance metrics. Once earned, the performance share units vest in three equal, annual installments commencing on January 1 of the year immediately following the end of the performance period and are settled in shares of AIG common stock (or, at AIG’s election, cash equal to the fair market value thereof). Awards and payments under the 2013 LTIP are subject to forfeiture and/or repayment to the extent provided in the Clawback Policy or such other AIG clawback policy as in effect from time to time.

All 2013 LTIP awards will be granted under, and will be subject to the terms and conditions of, the American International Group, Inc. 2010 Stock Incentive Plan, as amended from time to time, or any successor plan approved by AIG’s shareholders.

The Committee adopted the Clawback Policy, effective March 21, 2013, to encourage sound risk management and individual accountability. The Clawback Policy covers all executive officers and any other employee as determined by the Committee and applies to covered compensation for such executive officers and employees. Covered compensation generally includes any bonus, equity or equity-based award or other incentive compensation granted to an executive officer or employee while he or she is subject to the Policy. In the event that the Committee determines that a triggering event under the Clawback Policy has occurred, the Committee may require an executive officer or other covered employee to forfeit and/or repay all or any portion of any unpaid covered compensation or covered compensation paid in the twelve months (or such longer period of time as required by any applicable statute or government regulation) preceding the event. Triggering events generally include a material financial restatement; the award or receipt of covered compensation based on materially inaccurate financial statements or performance metrics that are materially inaccurately determined; a failure of risk management, including in a supervisory role, or material violation of AIG’s risk policies; and an action or omission that results in material financial or reputational harm to AIG. The Clawback Policy applies in addition to any other remedies that may be available to AIG.

The 2013 STIP, which will be administered by the Committee, is a performance-based annual cash incentive plan covering a majority of AIG employees. The 2013 STIP is designed to strengthen AIG’s pay-for-performance culture by providing for annual cash award opportunities tied to enterprise, business unit/function and individual performance. Under the 2013 STIP, grants of cash awards are earned based on achievement against one or more performance metrics established by the Committee in respect of an annual performance period, with the first performance period running from January 1, 2013 through December 31, 2013. Earned awards will range from 0 to 150 percent of a participant’s target award based on performance results for the applicable performance metric(s) and AIG’s company-wide relative performance rating process. Earned awards are determined in the first quarter following the annual performance period and generally paid in full following such determination; however, the Committee may defer the payment of all or a portion of any earned award until March 1 of the succeeding year. For the 2013 performance period, 50 percent of any earned award for participants in grade level 27 and above will be deferred.

Copies of the 2013 LTIP, form of 2013 Long-Term Incentive Plan Performance Share Units Award Agreement, Clawback Policy, 2013 STIP and form of 2013 Short-Term Incentive Plan Award Letter are attached as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5, respectively, to this Current Report on Form 8-K and are incorporated into this Item 5.02 by reference. The foregoing summary of the 2013 LTIP, Clawback Policy and 2013 STIP is qualified in its entirety by reference thereto.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	American International Group, Inc. 2013 Long-Term Incentive Plan

10.2	Form of 2013 Long-Term Incentive Plan Performance Share Units Award Agreement

10.3	American International Group, Inc. Clawback Policy

10.4	American International Group, Inc. 2013 Short-Term Incentive Plan

10.5	Form of 2013 Short-Term Incentive Plan Award Letter

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN INTERNATIONAL GROUP, INC.

(Registrant)

Date: March 27, 2013	By:	/s/ James J. Killerlane III
		Name:	James J. Killerlane III
		Title:	Associate General Counsel and Assistant Secretary

EXHIBIT INDEX

10.1	American International Group, Inc. 2013 Long-Term Incentive Plan

10.2	Form of 2013 Long-Term Incentive Plan Performance Share Units Award Agreement

10.3	American International Group, Inc. Clawback Policy

10.4	American International Group, Inc. 2013 Short-Term Incentive Plan

10.5	Form of 2013 Short-Term Incentive Plan Award Letter